UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006
HERBALIFE LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation)	1-32381 (Commission File Number)	98-0377871 (I.R.S. Employer Identification Number)
PO Box 309 GT, Ugland House
South Church Street, Grand Cayman
Cayman Islands
(Address of principal executive offices)
Registrant’s telephone number, including area code: c/o (310) 410-9600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On July 21, 2006 (the “Closing Date”), Herbalife International, Inc. (“Herbalife International”), an indirect wholly-owned subsidiary of Herbalife Ltd., a Cayman Islands exempted limited liability company (“Herbalife”), certain other subsidiaries of Herbalife and Herbalife, as parent guarantor, entered into a $300.0 million senior secured credit facility (the “New Credit Facility”) with a syndicate of financial institutions as lenders (the “Lenders”), Merrill Lynch, Pierce, Fenner & Smith Inc., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. acting as joint lead arrangers and joint book-runners, and Merrill Lynch Capital Corporation serving as administrative agent and collateral agent.
The New Credit Facility replaces Herbalife International’s existing $225.0 million senior secured credit facility (the “Prior Credit Facility”), originally entered into on December 21, 2004, with a syndicate of financial institutions and Morgan Stanley Senior Funding Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint book-runners, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley & Co., Incorporated, as collateral agent. All commitments under the Prior Credit Facility were terminated effective the Closing Date.
The New Credit Facility is comprised of a $200.0 million delayed-draw term loan (the “New Term Loan”) and a $100.0 million revolving credit facility (the “New Revolver”). Herbalife International has the right to draw on the New Term Loan a single time within 45 days of the Closing Date. The New Credit Facility also provides that, under certain circumstances, Herbalife International may increase the aggregate principal amount of the New Credit Facility by up to an additional $200.0 million in the form of term loans and/or revolving loans.
All obligations of Herbalife International under the New Credit Facility are unconditionally guaranteed by Herbalife and certain of its direct and indirect wholly-owned subsidiaries (collectively, the “Guarantors”) and secured by substantially all of the assets of Herbalife International and the Guarantors.
The New Term Loan has a seven-year maturity and the New Revolver has a six-year maturity. Borrowings under the New Credit Facility will bear interest at either the eurodollar rate plus a margin of 1.50% or the base rate plus a margin of 0.50%. Borrowings under the New Revolver will, for the first two full quarters following the Closing Date, bear interest at either the eurodollar rate plus a margin of 1.25% or the base rate plus a margin of 0.25%. Thereafter, borrowings under the New Revolver will bear interest at either the eurodollar rate plus a margin of 1.25% or 1.50% or the base rate plus a margin of 0.25% or 0.50%, in each case depending on Herbalife International’s senior credit facility ratings as determined by Moody’s and Standard & Poor’s. Herbalife International will pay a commitment fee of 0.375% per annum depending on the level of New Revolver usage. In addition, Herbalife International will pay a commitment fee of 0.75% per annum from the Closing Date to the earlier of the date on which Herbalife International draws the New Term Loan or the commitment by the Lenders to make the New Term Loan expires in accordance with the terms of the New Credit Facility.
Amounts outstanding under the New Credit Facility may be prepaid at the option of Herbalife International without premium or penalty, subject to customary breakage fees in connection with the prepayment of a eurodollar loan.
Herbalife International used $65.0 million in available cash and $15.0 million in borrowings under the New Revolver to repay all amounts outstanding under the Prior Credit Facility. Borrowings under the New Term Loan will be used by Herbalife to redeem its 9 1/2% Notes due 2011 (the “9 1/2% Notes %) and pay accrued interest, as discussed below.

The New Credit Facility contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations or prohibitions on declaring and paying dividends and other distributions, redeeming and repurchasing certain other indebtedness, loans and investments, additional indebtedness, liens, mergers, asset sales and transactions with affiliates. In addition, the New Credit Facility contains customary events of default.
Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated acted as joint book-running managers for Herbalife’s initial public offering of common shares completed in December of 2004 and the secondary offering of Herbalife’s common shares completed in December of 2005. In addition, some of the other financial institutions party to the New Credit Facility, and some of the financial institutions party to the Prior Credit Facility, have or may have had various relationships with Herbalife and its affiliates involving the provision of a variety of financial and investment banking services.
Item 1.02 Termination of a Material Definitive Agreement.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.
Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
Herbalife also announced on July 21, 2006, that it has advised The Bank of New York (the “Trustee”), as trustee under the indenture governing its 9 1/2% Notes that Herbalife has elected to redeem the outstanding $165.0 million aggregate principal amount of its 9 1/2% Notes. Herbalife also requested that the Trustee mail a Notice of Redemption to each holder of the 9 1/2% Notes. The scheduled redemption date for the 9 1/2% Notes is August 23, 2006 (the “Redemption Date”). The 9 1/2% Notes will be redeemed at the mandatory redemption price of approximately 109.8% of the principal amount of the 9 1/2% Notes, plus accrued and unpaid interest to the Redemption Date.
Item 8.01 Other Events.
On July 21, 2006, Herbalife issued a press release announcing the transactions described herein, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit	Description of Exhibit
99.1	Press Release of Herbalife Ltd. dated July 21, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 21, 2006

HERBALIFE LTD.
By:	/s/ Brett Chapman
Brett Chapman
General Counsel